Exhibit 99.1

Bluegreen Vacations Corporation Receives

Termination Notice from Bass Pro, Inc. and Affiliates

FORT LAUDERDALE, FL – May 28, 2019 -- BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB) ("BBX Capital"), announced that Bluegreen Vacations Corporation (NYSE: BXG), which is 90% owned by BBX Capital, issued the following press release.  Please see the Bluegreen press release below.

About BBX Capital Corporation: BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB) is a Florida-based diversified holding company whose principal investments include Bluegreen Vacations Corporation (NYSE: BXG), BBX Capital Real Estate, Renin Holdings, and IT’SUGAR. For additional information, please visit www.BBXCapital.com.

BBX Capital Corporation Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

Phone: 954-940-5300

Email: LHinkley@BBXCapital.com

---------

May 28, 2019

BOCA RATON, Fla.--(BUSINESS WIRE) -- Bluegreen Vacations Corporation (NYSE:BXG) and its subsidiaries (“Bluegreen “) announced today that Bass Pro Inc. and its affiliates (Bass Pro”) notified Bluegreen that Bass Pro was terminating the parties’ Marketing Agreement  based on alleged breaches by Bluegreen effective as of the close of business on May 24, 2019. As a result of that termination, the Company is no longer being given access to the Bass Pro marketing channels or advertising materials.

Bluegreen and Bass Pro have had numerous meetings and discussions, the most recent of which occurred on May 20, 2019. At that meeting, Bluegreen proposed a comprehensive plan to address the outstanding issues between the parties. At that meeting, Bass Pro committed to getting back to Bluegreen and to sending Bluegreen requested documents. On Thursday, Bass Pro emailed Bluegreen a question and on Friday Bluegreen responded. Bluegreen was not advised of the termination by Bass Pro until receipt of Bass Pro's letter after the close of business on Friday.

As previously announced, Bass Pro filed an action in federal court related to the outstanding issues between the parties. Bluegreen, which has not yet been served with the lawsuit, believes that even if Bass Pro’s claims were established - which Bluegreen believes to be unlikely - the amount of Bluegreen’s exposure relating to the monetary issues raised by Bass Pro pursuant to the agreement would be less than $20 million. Bluegreen intends to pursue all legal and equitable remedies available to it, including the filing of a counterclaim in the pending litigation, for wrongful termination by Bass Pro of the parties’ Marketing Agreement.

Bluegreen’s vacation ownership interest (“VOI”) sales to new customers from leads generated in Bass Pro stores constituted 14% of Bluegreen’s total system-wide VOI sales, 29% of Bluegreen’s system-wide VOI sales to new customers and 9% of Bluegreen’s total revenues for the year ended December 31, 2018.

About Bluegreen Vacations Corporation Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 217,000 owners, 69 Club and Club Associate Resorts and access to more than 11,000 other hotels and resorts through partnerships and exchange networks as of March 31, 2019. The Bluegreen Resorts Collection, designed to deliver a seamless process for vacationers, features beautiful and unique resorts grouped by theme that range from beachside getaways, to theme park adventures, immersion in the great outdoors, historic and cultural exploration. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements. Actual results, could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, those relating to the impact that the termination of the Marketing Agreement between Bluegreen and Bass Pro will have on Bluegreen’s business, results, and financial condition, risks related to the pending litigation, including that Bluegreen may not be successful in defending such litigation or pursuing claims or remedies against Bass Pro and that Bluegreen’s liability may exceed the monetary amount anticipated. Reference is also made to the risks and uncertainties regarding the business, operations and trading markets of Bluegreen which are detailed in reports filed by Bluegreen with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” sections thereof, and may be viewed on the SEC’s website at www.sec.gov Bluegreen cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake to, and specifically disclaims any obligation to, update or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

Bluegreen Vacations Corporation:
Nikki Sacks, 203-682-8263
or
Evelyn Infurna, 203-682-8265
Email: bluegreenvac@icrinc.com

Source: Bluegreen Vacations Corporation

Released May 28, 2019